                                                                    EXHIBIT 99.1

                            LEXICON GENETICS REPORTS
                      2005 FIRST QUARTER FINANCIAL RESULTS

      FAVORABLE REVENUE AND EXPENSE RESULTS RELATIVE TO FINANCIAL GUIDANCE

THE WOODLANDS, TEXAS, APRIL 28, 2005 - Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three months ended March 31, 2005.

REVENUES: Lexicon's revenues for the three months ended March 31, 2005 increased 18 percent to $13.9 million from $11.8 million for the corresponding period in 2004. The increase was primarily attributable to technology license fees received from Deltagen, Inc. in connection with the settlement of Lexicon's claim in Deltagen's bankruptcy proceedings. Revenue recognized under Lexicon's neuroscience drug discovery alliance with Bristol-Myers Squibb Company was the largest contributor to revenues in both periods.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended March 31, 2005 increased two percent to $22.8 million from $22.4 million for the corresponding period in 2004. The increase was primarily the result of increased personnel required to support the expansion and advancement of Lexicon's drug discovery programs and the cost of external research related to Lexicon's preclinical activities. It was offset by the elimination of expenses associated with the LifeSeq(R) Gold database and the absence of any stock-based compensation expense in the first quarter of 2005.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended March 31, 2005 decreased 12 percent to $4.4 million from $5.0 million for the corresponding period in 2004. The decrease was primarily attributable to the absence of any stock-based compensation expense in the three months ended March 31, 2005, as compared to $411,000 in the three months ended March 31, 2004.

NET LOSS: Net loss for the three months ended March 31, 2005 decreased to $13.3 million from a net loss of $15.5 million in the corresponding period in 2004. Net loss per share for the three months ended March 31, 2005 was $0.21, as compared to $0.25 for the corresponding period in 2004.

CASH AND INVESTMENTS: As of March 31, 2005, Lexicon had $70.7 million in cash and investments, including restricted cash and investments, compared to $87.6 million as of December 31, 2004. Restricted cash and investments were $0.4 million on both dates.

"We have had repeated success in translating our intellectual property assets into revenue growth," said Julia P. Gregory, executive vice president, corporate development and chief financial officer of Lexicon. "We believe that anticipated proceeds from new alliances, coupled with our committed revenue base, will enable us to meet our 2005 revenue guidance of $70 million to $75 million."

FIRST QUARTER 2005 HIGHLIGHTS

TWO PROGRAMS ADVANCE INTO PRECLINICAL DEVELOPMENT: Lexicon advanced two of its drug discovery programs into preclinical development in preparation for investigational new drug (IND) applications.

     o LX-1521 is a small molecule compound to be developed as a potential cancer treatment. LX-1521 works by blocking the cell cycle prior to cell division, resulting in cancer cell death through apoptosis. Lexicon expects to file an IND for LX-1521 by the end of the year and commence a Phase 1 clinical trial for the compound shortly thereafter.

     o LX-5431 is a novel recombinant human protein to be developed as a potential biotherapeutic for thrombocytopenia, a condition that results in bleeding disorders. LX-5431 has been demonstrated in ex vivo bone marrow culture to stimulate production of platelet forming cells called megakaryocytes. Lexicon is currently developing scale-up methodologies to produce LX-5431 in quantities required for preclinical and early clinical development.

"In addition to our progress in our drug development programs, we are on track to fully evaluate 1,000 genes this year in the Genome5000(TM), having now completed the knockout and phenotypic analysis of more than 2,250 genes," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "Our Genome5000 engine provides us with a recurring source of drug discoveries, and we are working independently and with our collaborators to advance these discoveries into new therapies for human disease."

DR. SAMUEL L. BARKER NAMED CHAIRMAN OF THE BOARD: Lexicon named Samuel L. Barker, Ph.D. chairman of its board of directors. Dr. Barker has been a director of Lexicon since March 2000. Dr. Barker held a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999, including executive vice president, Worldwide Franchise Management and Strategy during 1998; president, United States Pharmaceuticals from 1992 to 1997; and president, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals.

SETTLEMENT OF CLAIM WITH DELTAGEN: Lexicon reached an agreement with Deltagen, Inc. providing for the settlement of Lexicon's claim in Deltagen's bankruptcy proceedings and the assumption by Deltagen of a sublicense agreement from Lexicon. Lexicon received an initial payment of $4 million in connection with the settlement and may receive up to $6 million in additional payments from Deltagen's net licensing revenues from existing lines of knockout mice and related phenotypic data. Lexicon will also be entitled to receive royalties on Deltagen's net licensing revenues from any lines of knockout mice that Deltagen may generate in the future.

LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands, president and chief executive officer, and Julia P. Gregory, executive vice president, corporate development and chief financial officer, will host a conference call at 11:00 a.m. EDT on Thursday, April 28, 2005. They will review Lexicon's operating highlights and financial results for the three months ended March 31, 2005 and discuss the Company's expectations for the second quarter.

The dial-in number for the conference call is 800-946-0785 (within the United States) or 719-457-2661 (international). The pass code for all callers is 7476483. Investors can access www.lexicon-genetics.com to listen to a live webcast of the call. The webcast will be archived and available for review through May 3, 2005.

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct preclinical development of its drug candidates and advance such candidates into clinical development, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as those relating to manufacturing, the regulatory process, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Manager, Investor Relations
281/863-3503
bfaulkner@lexgen.com

                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA


CONSOLIDATED STATEMENTS OF OPERATIONS DATA                                THREE MONTHS ENDED MARCH 31,
                                                                      -----------------------------------
(In thousands, except per share data)                                      2005                 2004
                                                                      --------------       --------------
                                                                                   (UNAUDITED)
Revenues:
   Subscription and license fees.................................     $        5,042       $        3,548
   Collaborative research........................................              8,883                8,294
                                                                      --------------       --------------
     Total revenues..............................................             13,925               11,842
Operating expenses:
   Research and development .....................................             22,760               22,401
   General and administrative....................................              4,432                5,044
                                                                      --------------       --------------
     Total operating expenses....................................             27,192               27,445
                                                                      --------------       --------------
Loss from operations.............................................            (13,267)             (15,603)
Interest income..................................................                491                  432
Interest expense.................................................               (805)                (291)
Other income, net................................................                315                   (4)
                                                                      --------------       --------------
Net loss  .......................................................     $      (13,266)      $      (15,466)
                                                                      ==============       ==============

Net loss per common share, basic and diluted.....................     $        (0.21)      $        (0.25)
                                                                      ==============       ==============

Shares used in computing net loss per common share...............             63,525               63,065



                                                                     ---------------------------------------
CONSOLIDATED BALANCE SHEET DATA                                      AS OF MARCH 31,      AS OF DECEMBER 31,
(In thousands)                                                            2005                  2004
                                                                     ----------------     ------------------
                                                                       (UNAUDITED)
Cash and investments, including restricted cash and
   investments of $430..........................................      $       70,739        $       87,558
Property and equipment, net.....................................              85,026                84,573
Goodwill........................................................              25,798                25,798
Intangible assets other than goodwill, net......................               1,540                 1,840
Total assets....................................................             188,908               211,980
Deferred revenue................................................              33,202                37,592
Current and long-term debt......................................              37,453                37,631
Accumulated deficit.............................................            (274,381)             (261,115)
Total stockholders' equity .....................................             108,399               121,594